UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 16, 2008

Merck & Co., Inc.

(Exact Name of Registrant as Specified in Its Charter)

New Jersey

(State or Other Jurisdiction of Incorporation)

1-3305	22-1109110
(Commission File Number)	(I.R.S. Employer Identification No.)

One Merck Drive, PO Box 100, Whitehouse Station, NJ	08889-0100
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (908) 423-1000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

The following information, including the exhibits hereto, is being furnished pursuant to this Item 2.02.

Incorporated by reference is a press release issued by the Registrant on October 22, 2008, regarding earnings for the third quarter of 2008, attached as Exhibit 99.1. Also incorporated by reference is certain supplemental information not included in the press release, attached as Exhibit 99.2.

This information shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and is not incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 2.05.	Costs Associated with Exit or Disposal Activities

(a), (b), (c) and (d) On October 16, 2008, the Company committed to a global restructuring program which represents the next steps in the Company’s ongoing efforts to reduce its cost structure, increase efficiency, and enhance competitiveness. As a result, Merck will incur certain costs associated with exit or disposal activities. As part of the global restructuring program, the Company expects to eliminate approximately 7,200 positions — 6,800 active employees and 400 vacancies — across all areas of the Company worldwide by the end of 2011. About 40% of the total reductions will occur in the United States. To streamline management layers across the Company, Merck will reduce its total number of senior and mid-level executives by approximately 25%.

The restructuring effort will involve all areas of the Company. For example, Merck will accelerate the rollout of a new, more customer-centric selling model designed to provide Merck with a meaningful competitive advantage and help physicians, patients and payers, improve patient outcomes. The Company also will make greater use of outside technology resources, centralize common sales and marketing activities, and consolidate and streamline its operations. Merck’s manufacturing division will further focus its capabilities on core products and outsource non-core manufacturing. In addition, Merck is enhancing its research operations to expand access to worldwide external science and incorporate it as a key component of the Company’s pipeline, and ensure a more sustainable pipeline by translating basic research productivity into late-stage clinical success. As a result, basic research operations will be organized to consolidate work in support of a given therapeutic area into one of four locations. This will provide a more efficient use of research facilities and result in the closure of three basic research sites in Tsukuba, Japan; Pomezia, Italy; and Seattle by the end of 2009.

The Company recorded pretax restructuring costs of $720 million related to this program in the third quarter of 2008 and anticipates that an additional $250 million to $450 million will be recorded in the fourth quarter of 2008. This global restructuring program is expected to be completed by the end of 2011 with the total pretax costs estimated to be $1.6 billion to $2.0 billion. The Company estimates that two-thirds of the cumulative pretax costs will result in future cash outlays, primarily from employee separation expense. Approximately one-third of the cumulative pretax costs are non-cash, relating primarily to the accelerated depreciation of facilities to be closed or divested.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1	Press release issued October 22, 2008 regarding earnings for third quarter 2008

Exhibit 99.2	Certain supplemental information not included in the press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Merck & Co., Inc.

Date: October 22, 2008	By:	/s/ Karl H. Wagner
KARL H. WAGNER
Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release issued October 22, 2008 regarding earnings for third quarter 2008

99.2	Certain supplemental information not included in the press release